Exhibit 10.2

September 23, 2016
Mr. Kurt Weise

Re: Acknowledgment and Agreement re Retirement

Dear Kurt:

This letter is intended to memorialize our recent discussion during which you expressed your desire to retire from employment with MidWestOne Financial Group, Inc. and all of its subsidiaries (collectively, the “Company”) effective as of December 31, 2016. It should go without saying that we greatly appreciate your contributions to the on-going success of the Company and all of your efforts working to integrate the former Central Bank with and into MidWestOne Bank.
As discussed, the employment agreement between you and the Company dated December 12, 2014 (the “Employment Agreement”) will be amended, effective as of the date you countersign this letter, as follows:

1.	The “Employment Period” described in Section 2 of the Employment Agreement will end on December 31, 2016.

2.
Provided that, on or before January 21, 2017, you sign the Release and Waiver of Claims included with this letter (the “Release”), and the Release becomes irrevocable on or before February 5, 2017, the Company will (a) pay to you the cash severance described in Section 5(c)(i) of the Employment Agreement and (b) provide to you the continuation coverage subsidy described in Section 5(e) of the Employment Agreement.

3.
Rather than being deemed, pursuant to Section 5(g) of the Employment Agreement, to have resigned your positions as a member of the board of directors of MidWestOne Financial Group, Inc. and the board of directors of MidWestOne Bank, you are agreeing to remain as a member of both boards.

Again, we greatly appreciate your efforts on behalf of the Company and look forward to your continued service as a board member. Please acknowledge your agreement to these terms, which are intended to be a written amendment of the Employment Agreement in accordance with Section 17 thereof, by signing and dating where indicated below.

Thanks you and best wishes for your retirement.

MidWestOne Financial Group, Inc.

/s/ CHARLES N. FUNK

Charles N. Funk
President and Chief Executive Officer

Agreed and Acknowledged:

/s/ KURT WEISE
Kurt Weise

Date:	September 30, 2016

2